EXHIBIT 10.21

SEK 2,000,000,000 Revolving Credit Facility Agreement

made between

Autoliv AB (publ)

as Borrower

Autoliv, Inc.

as Parent

and

Nordea Bank AB (publ)

as Bank

21 June 2010

THIS AGREEMENT is dated 21 June, 2010 and made between:

(1)	Autoliv AB (publ) (registration number 556036-1981) as borrower (the Borrower),

(2)	Autoliv, Inc. (incorporated under the laws of the State of Delaware, U.S.A.) as guarantor (the Parent); and

(3)	Nordea Bank AB (publ) as lender (the Bank);

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means a Subsidiary or a holding company of a person or any other Subsidiary of that holding company.

Availability Period means the period from and including the date of this Agreement to and including the date one month before the Maturity Date.

Board means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general banking business in Stockholm.

Code means the United States Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder from time to time in effect.

Commitment means SEK 2,000,000,000 to the extent not cancelled or reduced under this Agreement.

Credit Guarantee means a working capital guarantee nominated in SEK and issued by EKN at the request of the Bank, covering 75 per. cent. of the Commitment in relation to the Bank and in the form and substance satisfactory to the Bank.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Drawdown Date means the date of the advance of a Loan.

EKN means the Swedish Export Credits Guarantee Board (Sw: Exportkreditnämnden).

Environmental Claim means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or any Bank which could reasonably be expected to have a material adverse effect.

Environmental Contamination means each of the following and their consequences:

(a)	any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or

(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the environment.

Environmental Law means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

Environmental License means any authorization by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

Event of Default means an event specified as such in Clause 18.1 (Events of Default).

Facility means the SEK 2,000,000,000 revolving credit facility made available under this Agreement as set out in Clause 2.1 (Revolving Credit Facility).

Finance Document means this Agreement or any other document designated as such by the Bank and the Parent.

Financial Indebtedness means any indebtedness in respect of:

(a)	monies borrowed;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person.

Group means the Parent and its Subsidiaries.

Interest Period means each period determined in accordance with Clause 8 (Interest Periods).

Loan means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

Major Credit Facility means any credit facility pursuant to which an Obligor is a party in a principal amount equal to or greater than € 300,000,000 (or its equivalent in any other currency).

Margin means one point forty (1.40) per cent. per annum,

Margin Stock has the meaning assigned to such term in Regulation U of the Board.

Material Group Member means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 3 per cent. of the book value of the consolidated total assets of the Group; or

	(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 3 per cent. of the revenues of the Group taken as a whole; or

	(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 3 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(a), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 17.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Group Member.

Material Subsidiary means Autoliv ASP, Inc., the Borrower, Autoliv Holding AB, and any other Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 10 per cent. of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 10 per cent. of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 10 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(a), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 17.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

Maturity Date means the date falling 84 (eighty four) months after date of this Agreement.

Multiemployer Plan means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

Obligor means the Parent and the Borrower

Original SEK Amount means in relation to a Loan the amount of that Loan.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2009.

Party means a party to this Agreement.

Plan means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by the Parent or any ERISA Affiliate currently or at any time within the last five years, or to which the Parent or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Rate Fixing Day means the second Business Day before the first day of an Interest Period for a Revolving Loan or such other day as is generally treated as the rate fixing day by market practice in the Relevant Interbank Market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Bank.

Reference Banks means Nordea Bank AB (publ), Svenska Handelsbanken AB (publ) and Skandinaviska Enskilda Banken AB (publ) or such other banks chosen by the Bank in consultation with the Borrower.

Relevant Interbank Market means Stockholm interbank market.

Reportable Event means any of the events set forth in section 4043 of ERISA or the related regulations.

Request means a request made by the Borrower for a Loan, substantially in the form of Schedule 2 (Request).

Restricted Margin Stock means Margin Stock owned by the Parent or any member of the Group, which represents not more than 33 1/3 per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of the Parent and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 17 (Undertakings) (including, without limitation, Clauses 17.8 (Negative pledge) and 17.9 (Transactions similar to security)).

Rollover Loan means a Loan made or to be made on the same day that a maturing Loan is due to be repaid and with an amount of which is equal to or less than the maturing Loan.

Screen Rate means, in relation to STIBOR, the appropriate rate for the relevant period, displayed on the appropriate page of Reuters. If the relevant page is replaced or the service ceases to be available, the Bank may (after consultation with the Borrower) specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SEK and Swedish Kronor means the lawful currency for the time being of Sweden.

STIBOR means for an Interest Period of any Loan or overdue amount in Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upwards to four decimal places) of the rates as supplied to the Bank at its request quoted by Reference Banks to leading banks in the Relevant Interbank Market, as at 11.00 a.m. on the Rate Fixing Day for the offering of deposits in Swedish Kronor for a period comparable to that Interest Period.

Subsidiary means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

Syndication Agreement means the US$ 1,100,000,000 Facilities Agreement dated 7 November, 2005 for the Parent, the Borrower and Autoliv ASP, Inc.

Unrestricted Margin Stock means any Margin Stock owned by either Parent or any member of the Group which is not Restricted Margin Stock.

U.S.A. means the United States of America.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorization includes an authorization, consent, approval, resolution, licence, exemption, filing, registration and notarization;

control means the power to direct the management and policies of an entity by controlling 50 per cent. or more of voting capital, whether through the ownership of voting capital, by contract or otherwise;

know your customer requirements are the identification checks that a Bank requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

a material adverse effect means:

(A)	a material adverse effect on the business or financial condition of the Parent or the Group as a whole; or

(B)	a material adverse effect on the ability of the Parent to perform its obligations under any of the Finance Documents.

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

winding up also includes amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation and any equivalent or analogous procedure under the law of any jurisdiction (but, for the avoidance of doubt, reorganisation does not include a mere transfer of assets from one member of the Group to another whether the transferor continues to exist);

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(vi)	a time of day is a reference to Stockholm time.

(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.	FACILITY

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Bank grants to the Borrower a revolving credit facility under which the Bank will make Loans to the Borrower denominated in SEK.

2.2	Facility Limits

The Original SEK Amount of the outstanding Loan shall not at any time exceed the Commitment.

3.	PURPOSE

The Borrower shall apply each Loan towards purposes having a direct or indirect connection to export or otherwise supporting the Borrower’s international business in accordance with the confirmation from EKN regarding the limit for credit guarantees (Sw: Limit för enskilda kreditgarantier) with reference number 2009-10206-003.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The Borrower may not deliver the first Request until the Bank has notified the Borrower that it has received all of the documents set out in Schedule 1 (Condition Precedent Documents) in form and substance satisfactory to it.

4.2	Further conditions precedent

The obligation of the Bank to advance any Loan is subject to the further conditions precedent that:

(a)	on both the date of the Request and the Drawdown Date:

(i)	the representations and warranties in Clause 16 (Representations and warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(ii)	in case of a Rollover Loan, no Event of Default is outstanding or might result from the proposed Loan and, in case of any other Loan, no Default is outstanding or might result from the Loan;

(b)	the making of the Loan would not cause Clause 2.2 (Facility Limits) to be contravened; and

(c)	the making of the Loan would not result in more than one Loan being outstanding at any one time.

5.	LOANS

5.1	Drawdown

The Borrower may borrow a Loan if the Bank receives from the Borrower, not later than 9.00 a.m. two Business Days before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Drawdown Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan is:

(i)	a minimum of SEK 50,000,000 and an integral multiple of SEK 25,000,000, or

(ii)	the balance of the undrawn Commitment; or

(iii)	such other amount as the Bank may agree;

(c)	the amount selected under paragraph (b) above does not cause Clause 2.2 (Facility Limits) to be contravened; and

(d)	the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the Maturity Date.

5.3	Advance of Loans

Subject to as otherwise provided for in this Agreement, each Loan shall be made available on the Drawdown Date to the Borrower by paying the same to such bank account of the Borrower as it shall specify to the Bank for this purpose in the Request.

6.	REPAYMENT

6.1	Repayment

The Borrower shall repay each Loan in full, on the last day of its Interest Period, to the Bank.

6.2	Re-borrowing

Subject to the other terms of this Agreement, any amounts repaid under Clause 6.1 (Repayment) may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation

The Commitment shall, to the extent not already voluntarily cancelled under Clause 7.2 (Voluntary cancellation) or Clause 7.4 (Additional right of prepayment and cancellation) be automatically cancelled in full on the Maturity Date.

7.2	Voluntary cancellation

The Borrower may, by giving not less than 30 days’ prior written notice to the Bank (or such shorter period of notice as the Bank may agree), cancel in whole or in part the undrawn amount of the Commitment (but the cancellation in part shall be in a minimum of SEK 100,000,000 and an integral multiple of SEK 100,000,000) subject to that the Credit Guarantee is reduced pro rata with the amount to be cancelled.

7.3	Voluntary prepayments of Loans

The Borrower may, if it gives the Bank not less than five (5) Business Days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of SEK 100,000,000 and subject to that no more than two (2) prepayments may be made under this clause during each calendar year).

7.4	Additional right of prepayment and cancellation

If:

(a)	the Borrower is required to pay to the Bank any additional amounts under Clause 11 (Taxes); or

(b)	the Borrower is required to pay to the Bank any amount under Clause 13 (Increased Costs); or

(c)	Clause 12 (Market Disruption) is in operation but no agreement has been reached under Clause 12.3 (Substitute basis),

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on the Bank. On the date falling five Business Days after the date of service of the notice:

(i)	the Borrower shall prepay to the Bank the outstanding Loan; and

(ii)	the Commitment shall be cancelled.

7.5	Mandatory Prepayment

If, at any time after the date of this Agreement:

(a)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents; or

(b)	the Borrower is not or ceases to be a Subsidiary of the Parent; or

(c)	any single person, or group of persons acting in concert, acquires control of the Parent, or

(d)	the guarantee of the Parent is not effective or alleged by any Obligor to be ineffective for any reason,

(e)	then the Bank may by notice to the Borrower:

(i)	cancel the Commitment; and/or

(ii)	demand that all or part of the Loan, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid forthwith.

7.6	Mandatory prepayment – request by EKN

(a)	The Bank must notify the Borrower promptly upon receipt of a written notice from EKN requesting the Bank to declare the Loan due and payable due to that:

(i)	any Financial Indebtedness or other obligation of the Borrower in an amount equal to or greater than USD 3,000,000 in relation to the Bank (other than under this Agreement) has become due and payable prior to the specified maturity thereof as a result of a default thereunder; or

(ii)	the Facility has been utilised in whole or in a non-negligible part for any other purpose than that stated in the application for the Credit Guarantee or in the confirmation from EKN regarding the limit for credit guarantees (Sw: Limit för enskilda kreditgarantier) with reference number 2009-10206-003.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must immediately repay or prepay the Bank the Loan made to it; and

(ii)	the Commitment will be immediately cancelled.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and cancellation or notice of cancellation under this Agreement is irrevocable.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 22.2 (Other indemnities), without premium or penalty. All cancellations under this Agreement shall be made without penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	No amount of the Commitment which is cancelled under this Agreement may subsequently be reinstated.

(e)	No amount prepaid, unless in accordance with Clause 7.3 (Voluntary prepayment of Loans), under this Agreement may subsequently be re-borrowed.

8.	INTEREST PERIODS

8.1	General

Each Loan has one Interest Period only.

8.2	Selection

(a)	The Borrower may select an Interest Period for a Loan in the relevant Request. Each Interest Period for a Loan will commence on its Drawdown Date.

(b)	Each Interest Period for a Loan will be one, two, three or six months or any other period agreed by the Borrower and the Bank. The number of Interest Periods having duration of one month may not exceed three in a calendar year.

8.3	Non-Business Days

If an Interest Period for a Loan would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Overrunning of the Maturity Date

If an Interest Period in respect of a Loan borrowed under the Facility would otherwise overrun the Maturity Date, it shall be shortened so that it ends on the Maturity Date.

9.	INTEREST

9.1	Interest rate

(a)	The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Bank to be the aggregate of the applicable:

(i)	Margin; and

(ii)	STIBOR.

9.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Bank pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Bank to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal) and;

(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Bank may determine (each a Designated Interest Period).

(b)	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	If the Bank determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the Relevant Interbank Market, the default rate will be determined by reference to the cost of funds to the Bank from whatever sources it may select.

(d)	Default interest will be compounded at the end of each Designated Interest Period.

9.4	Notification of rates of interest

The Bank shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.	PAYMENTS

10.1	Place

All payments by an Obligor under the Finance Documents shall be made to the Bank to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the for this purpose.

10.2	Funds

Payments under the Finance Documents to the Bank shall be made for value on the due date at such times and in such funds as the Bank may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3	Currency

(a)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in SEK.

10.4	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

10.5	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.6	Partial payments

(a)	If the Bank receives a payment insufficient to discharge all the amounts then due and payable an Obligor under the Finance Documents, the Bank shall apply that payment towards the obligations of an Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid, fees, costs and expenses of the Bank under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)	Paragraphs (a) above will override any appropriation made by an Obligor.

11.	TAXES

11.1	Gross-up

All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction.

11.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Bank evidence satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

11.3	Tax indemnity

(a)	Without prejudice to the provisions of Clause 11.1 (Gross-up), if the Bank on its behalf is required to make any payment on account of a Nonexcluded Tax on or in relation to any amounts paid or payable from any Obligor under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 11) or any such liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, such Obligor shall, upon demand of the Bank, promptly indemnify the Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, except and to the extent that:

(i)	such liability or interest, penalties or expenses arises as a result of failure by the Bank to make any payment by the latest date legally permitted; or

(ii)	such liability or interest, penalties or expenses arises out of a failure to comply with the relevant filing, certification or other reporting requirements stipulated by the relevant tax authority in the jurisdiction of the Bank in connection with such requirement to make any such payment on account of tax.

(b)	For the purposes of paragraph (a) above, Nonexcluded Tax shall mean all taxes (including withholding taxes collected at source of payment) other than:

(i)	taxes imposed on net income;

(ii)	taxes imposed by the jurisdiction in which the Bank is organised by virtue of such party being organised in such jurisdiction; and

(iii)	taxes imposed by the jurisdiction in which the Bank is located or doing business by virtue of such party being so located or doing business.

11.4	Indemnity claims

If the Bank intends to make a claim pursuant to Clause 11.3 (Tax indemnity) it shall, promptly upon becoming aware of the circumstances giving rise to such claim, notify the relevant Obligor thereof.

12.	MARKET DISRUPTION

12.1	Absence of quotations

If STIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, the applicable STIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Bank of funding the Loan from whatever source it may reasonably select (such calculation of cost shall be certified in reasonable detail and disclosed to the Borrower)

(b)	In this Agreement Market Disruption Event means:

(i)	at or about 11.30 a.m. on the Rate Fixing Date for the relevant Interest Period STIBOR is not available and none or only one of the Reference Banks supplies a rate to the Bank to determine STIBOR for the relevant Interest Period; or

(ii)	on the Rate Fixing Date for the relevant Interest Period STIBOR does not accurately reflect the cost of the Bank of obtaining matching deposits on the Relevant Interbank Market.

12.3	Substitute basis

If a Market Disruption Event occurs then the Bank shall notify the Borrower thereof without delay and, if the Borrower so requires, the Bank and the Borrower shall enter into negotiations (for a period of not more than ten Business Days) with a view of agreeing substitute basis for determining the rate of interest. If no agreement is reached with ten Business Days the Borrower shall pay interest in accordance with clause 12.2(a).

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by the Bank pay to the Bank the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by the Bank or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	a reduction in any amount payable to the Bank or any of its Affiliates or the effective return to the Bank or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iii)	the amount of any payment made by the Bank or any of its Affiliates, or the amount of any interest or other return foregone by the Bank or any of its Affiliates, calculated by reference to any amount received or receivable by the Bank or any of its Affiliates from any other Party under this Agreement.

(c)	As soon as practicable after becoming aware that the Borrower is liable, or will become liable, to pay any amount in accordance with the provisions of paragraph (a) above, the Bank will notify the Borrower accordingly.

13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the operation of Clause 11 (Taxes); or

(b)	attributed to any change in the rate of, or change in the basis of calculating, tax on the overall net income of the Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office for the time being is situate.

13.3	Claims

If the Bank intends to make a claim for an Increased Cost it must provide the Borrower with a certificate confirming the amount of, and the events giving rise to, the claim.

14.	ILLEGALITY

If it is or becomes unlawful in any jurisdiction for the Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, then:

(a)	that Bank may notify the Borrower accordingly; and

(b)	(i) the Borrower shall forthwith prepay the outstanding Loan; and

(ii)       the Commitment of the Bank shall forthwith be cancelled.

15.	GUARANTEE

15.1	Guarantee

The Parent irrevocably and unconditionally, as for a debt of its own (Sw. så som för egen skuld), guarantees to the Bank prompt performance by the Borrower of all its payments obligations under the Finance Documents and undertakes to indemnify the Bank on demand against any loss or liability suffered by it if any obligations guaranteed by the Parent is or becomes unenforceable, invalid or illegal.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee is a guarantee of payment and not of collectability.

15.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Parent under this Clause 15 shall continue as if the discharge or arrangement had not occurred.

(b)	The Bank may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of the Parent under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Bank):

(a)	any time or waiver granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditors of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 15 shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Parent’s obligations under this Clause 15 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Parent’s obligations under this Clause 15 be construed as if there were no such circumstance.

15.5	Immediate recourse

The Parent waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Parent under this Clause 15.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Bank (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by the Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such a manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any monies received from the guarantor or on account of the guarantor’s liability under this Clause 15, without liability to pay interest on those monies.

15.7	Non-competition

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Parent shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 15:

(a)	be subrogated to any rights, security or monies held, received or receivable by the Bank (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Parent’s liability under this Clause 15;

(b)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with the Bank (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower,

unless the Bank otherwise directs. The Parent shall hold in trust for and forthwith pay or transfer to the Bank any payment or distribution or benefit of security received by it contrary to this Clause 15.7 or as directed by the Bank.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Bank.

15.9	Consideration and enforceability

(a)	The Parent represents warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and

(ii)	these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(b)	The Parent acknowledges and agrees that the Bank has acted in good faith in connection with the guarantee granted under this Clause 15, and the transactions contemplated by this Agreement.

(c)	This Clause 15 shall be enforceable against the Parent to the maximum extent permitted by the fraudulent transfer laws.

(d)	The Parent’s liability under this Clause 15 shall be limited so that no obligation of, or transfer by, the Parent under this Clause 15 is subject to avoidance and turnover under the fraudulent transfer laws.

(i)	For the purposes of this Clause, “fraudulent transfer laws” means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 16 to the Bank.

16.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	each Material Group Member has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Each Finance Document to which it is or will be party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with any law or regulation or judicial or official order; or

(b)	conflict with the constitutional documents of it; or

(c)	conflict with any document which is binding upon it or any of its asset.

16.6	No default

(a)	No Default is outstanding or might result from the making of any Loan; and

(b)	no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which could reasonably be expected to have a material adverse effect.

16.7	Authorizations

(a)	All authorizations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

(b)	All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

16.8	Accounts

(a)	In the case of the Parent, the audited consolidated accounts of the Group most recently delivered to the Bank (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the U.S.A. consistently applied; and

(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(b)	In the case of the Borrower, its audited accounts most recently delivered to the Bank:

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(ii)	fairly represent its financial condition as at the date to which they were drawn up.

16.9	Litigation

(a)	Other than as specifically disclosed to the Bank prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a material adverse effect.

(b)	In respect of any litigation, arbitration or administrative proceedings disclosed to the Bank prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a material adverse effect.

16.10	Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to the Bank under the Finance Documents.

16.11	No immunity

In any proceedings taken in the United States of America, or any other relevant state or jurisdiction, in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.12	Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

16.13	Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

16.14	Environmental Law

Other than as specifically disclosed to the Bank prior to the date of this Agreement, it is and has been in compliance with all applicable Environmental Laws and Environmental Licences in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licences in all material respects. Other than as disclosed to the Bank prior to the date of this Agreement, no Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

16.15	ERISA

Each Plan of it and its respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan which might have a material adverse effect, and no steps have been taken to terminate any Plan. It has not nor has any of its Subsidiary or ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

16.16	Investment Company Act

It is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

16.17	Public Utility Holding Company and Federal Power Act

It is not a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended. It is not a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

16.18	Other regulation

It is not subject to regulation under any United States Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

16.19	Margin Stock

(a)	The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

(c)	None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

16.20	Solvency

(a)	The Parent has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.

(b)	The Parent has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	For purposes of this Clause 16.20:

(i)	debt means any liability on a claim;

(ii)	claim means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 16.20 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

16.21	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

16.22	No Security Interests

Other than as permitted by the provisions of Clause 17.8 (Negative pledge), no Security Interest exists over all or any of its present or future revenues or assets.

16.23	Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of the Parent or the Group as a whole since the date of the Original Group Accounts.

16.24	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of Sweden;

(ii)	agreement that this Agreement is governed by Swedish law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in Sweden will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.25	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(a)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

(d)	any similar law relating to terrorism or money laundering enacted in the United States of America subsequent to the date of this Agreement.

Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

(b)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or has been notified by any governmental or quasi-governmental, regulatory or judicial body or agency that it is the subject of any action or investigation under any Anti-Terrorism Law.

16.26	Times for making representations and warranties

The representations and warranties set out in this Clause 16:

(a)	are made on the date of this Agreement; and

(b)	(with the exception of Clauses 16.10 (Taxes on payments), 16.21 (Stamp duties) and 16.23 (Material adverse change)) are deemed to be repeated by each Obligor on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing.

17.	UNDERTAKINGS

17.1	Duration

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

17.2	Financial information

The Parent shall supply to the Bank:

(a)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years (or, in the case of the Borrower, within 212 days))

(i)	its audited consolidated accounts for that financial year; and

(ii)	the audited accounts of the Borrower for that financial year;

(b)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) its unaudited consolidated accounts for that half-year;

(c)	as soon as the same are available (and in any event within 60 days of the end of each financial quarter) its unaudited consolidated accounts for that financial quarter.

17.3	Information - miscellaneous

Each Obligor shall supply to the Bank:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are despatched; and

(b)	(unless already provided to the Bank) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of any of the Obligor to perform its obligations under this Agreement; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as the Bank may reasonably request.

17.4	Notification of Default

Each Obligor shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

17.5	Compliance certificates

The Parent shall supply to the Bank:

(a)	within five Business Days of delivery of the accounts specified in Clause 17.2(a), (b) and (c) (Financial information); and

(b)	promptly at any other time, if the Bank so requests, a Compliance Certificate signed by one of its senior officers on its behalf (substantially in the form set out in Schedule 3 (Form of Compliance Certificate)):

(i)	setting out computations as to compliance with Clause 17.22 (Subsidiary Borrowings) as at the date at which the accounts referred to in paragraph (a) above were drawn up; and

(ii)	certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.6	Authorizations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Bank of,

any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

17.7	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.8	Negative pledge

(a)	No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets (other than Unrestricted Margin Stock).

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(ii)	any Security Interest disclosed in writing to the Bank prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;

(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)	in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and

(C)	the Security Interest is discharged within three months;

(vi)	any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v); and

(vii)	any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Clause 17.8(b)(vii) (other than those permitted by subparagraphs 17.8(b)(i) - (vi) above), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 17.9 (Transactions similar to security), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information).

17.9	Transactions similar to security

(a)	No Obligor shall, and the Parent shall procure that no other Material Subsidiary will:

(i)	sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

(b)	in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 17.9 (Transactions similar to security) and (b) the Security Interests permitted by Clause 17.8(b)(vii) (Negative pledge), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information). Paragraph (a) above does not apply to Unrestricted Margin Stock.

17.10	Disposals

(a)	No Obligor shall, and the Parent shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity; or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	disposals made on an arms length basis for full market consideration; or

(iv)	disposals made with the prior written consent of the Bank; or

(v)	any disposal of assets from:

(A)	an Obligor to the other Obligor or to Autoliv ASP Inc or Autoliv Holding AB; or

(B)	a Material Subsidiary (other than an Obligor) to an Obligor or any other Subsidiary; or

(C)	any other Subsidiary of the Parent to any member of the Group,

provided that all such disposals in this paragraph (v) are made for full market consideration,

17.11	Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Parent or of the Group from that carried on at the date of this Agreement.

17.12	Mergers

The Parent shall not, without the prior written consent of the Bank, finalise or effectuate any amalgamation, demerger, merger or reconstruction.

17.13	Insurances

Each Obligor shall, and the Parent will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

17.14	Third party guarantees

No Obligor shall, and it will ensure that no other member of the Group shall, without the prior consent of the Bank, grant any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

(a)	on the terms of the Syndication Agreement; or

(b)	any guarantee related to the purchase or supply of goods and/or services by such Obligor or a member of the Group or a consortium or a group of companies of which such Obligor or a member of the Group is a party, which guarantee is given in the ordinary course of business.

17.15	Environmental Matters

Each Obligor that directly or indirectly owns, leases, occupies or uses real property in the United States shall, in all material respects, comply with:

(a)	all applicable Environmental Law; and

(b)	the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

17.16	Notice requirements

Each Obligor will give the Bank prompt notice of the occurrence of any of the following events:

(a)	non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;

(b)	any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a material adverse effect;

(c)	any actual or suspected Environmental Contamination which might have a material adverse effect;

(d)	any Reportable Event;

(e)	termination of any Plan maintained or contributed by Obligor or any ERISA Affiliate or any action that might result in termination; or

(f)	complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal.

In each notice delivered under this Clause, the relevant Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor’s proposed course of action, if any. Delivery of a notice under this Clause will not affect the Obligor’s obligations to comply with any other provision of this Agreement.

17.17	Investment Company Act

No Obligor will, either by act or omission, become or permit the other Obligor to become an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

17.18	Public utility status

No Obligor will, either by act or omission, become or permit any other Obligor or, as a result of its obligations under this Agreement, the Bank to become subject to regulation under the United States Public Utility Holding Company Act of 1935, as amended, or the United States Federal Power Act.

17.19	ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any Subsidiary or otherwise have a material adverse effect.

17.20	Margin Stock

The Borrower will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System). The Obligors shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X). If requested by the Bank, the Parent will furnish to the Bank in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

17.21	Solvency

The Parent will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value – both at fair valuation and at present fair saleable value – greater than the total amount of the probable liability of the Parent on its debts and obligations (including this Agreement).

17.22	Subsidiary Borrowings

In this Clause 17.22:

Borrowings means:

(a)	the outstanding principal amount of any monies borrowed;

(b)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;

(c)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(d)	the principal amount, outstanding for more than 90 days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (b) above; and

(f)	the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) - (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 17.2 (Financial information) shall not constitute Borrowings for the purposes of this definition.

Subsidiary Borrowings means, at any time, the aggregate amount of all Borrowings of the Parent’s Subsidiaries (other than the Borrower, Autoliv ASP, Inc. and Autoliv Holding AB) at that time (without double counting in relation to intra-Group Borrowings or guarantees given by one Subsidiary in relation to the Borrowings of another).

(a)	For the purposes of this Clause 17.22 figures shall be expressed in U.S. Dollars and, where any currency has to be converted into U.S. Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 17.2 (Financial information).

(b)	The Parent shall procure that Subsidiary Borrowings shall at no time exceed U.S.$400,000,000 (or its equivalent).

17.23	Know your customer requirements

(a)	Each Obligor must promptly on the request of the Bank supply to the Bank documentation or other evidence which is reasonably requested by the Bank to enable the Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	The Bank agrees that any information it receives under this clause 17.23 (Know your customer requirements) shall be kept confidential in accordance with clause 26 (Disclosure of Information).

17.24	Most Favoured Lender

If under any other Major Credit Facility under which an Obligor is a borrower, entered into after the date of this Agreement or amended after the date of this Agreement undertakings and covenants (a) comparable to those prescribed in Clause 17.22 of this Agreement or (b) in respect of financial covenants relating to interest expense, net worth, equity or net assets (howsoever expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise), are granted resulting in:

(i)	a lender is given a better position; or

(ii)	stricter provisions are prescribed for the Parent or the Group;

In each case compared to the provisions under this Agreement, the Borrower undertakes, without undue delay, to notify the Bank of the details of such other Major Credit Facility and, if so requested by the Bank, promptly to grant the equivalent (or the practical equivalent) of such better position or agree to prescribe such stricter provisions to itself and the Group by entering into any agreement or arrangement which the Bank deems necessary (acting reasonable) in order for the Bank to receive such better position or for the Parent and the Group to be subject to such stricter provisions.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in this Clause 18 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

18.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three Business Days.

18.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.2 (Non-payment)), provided that, if such non-compliance is capable of remedy, such non-compliance remains unremedied for a period of 14 days.

18.4	Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document is incorrect in any material respect when made or repeated or deemed to be repeated.

18.5	Cross-default

(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation; or

(b)	an event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group; or

(c)	any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(e)	any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable,

Provided that no Event of Default shall occur under this Clause 18.5 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) (inclusive) above occurs or occur is at least U.S.$40,000,000 (or its equivalent in other currencies).

18.6	Insolvency

(a)	An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)	An Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	An Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

18.7	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary; or

(b)	a meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c)	any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within 30 days; or

(d)	an order for the winding-up or administration of an Obligor or any Material Subsidiary is made; or

(e)	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

18.8	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets; or

(b)	the directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c)	any other steps are taken to enforce any Security Interest over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Bank) to be frivolous or vexatious.

18.9	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within 14 days.

18.10	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (inclusive).

18.11	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

18.12	U.S. Bankruptcy Laws

(a)	An Obligor makes a general assignment for the benefit of creditors; or

(b)	an Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, as amended, or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively U.S. Bankruptcy laws); or

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against an Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case; or

(d)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or substantial part of the property of the Parent.

18.13	ERISA

(a)	Any event or condition occurs that presents a material risk that an Obligor or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)	An “accumulated funding deficiency” occurs (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of an Obligor or any ERISA Affiliate to make a contribution to a Plan.

18.14	Acceleration

(a)	Upon the occurrence of an Event of Default described in Clause 18.12 (U.S. Bankruptcy Laws):

(i)	the Commitment will immediately terminate; and

(ii)	the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, will be immediately due and payable.

(b)	On and at any time after the occurrence of an Event of Default (other than an Event of Default described in Clause 18.12 (U.S. Bankruptcy Laws)) the Bank may by notice to the Parent:

(i)	cancel the Commitment; and/or

(ii)	demand that all or part of the Loan, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Bank.

19.	FEES

19.1	Arrangement fee

The Borrower shall within five Business Days of the date of this Agreement (or on the first Drawdown Date if the first Drawdown Date falls before the fifth Business Day after the date of this Agreement) pay to the Bank an arrangement fee in SEK equal to 0.05 % of the Commitment.

19.2	Commitment fee

(a)	The Borrower shall pay to the Bank a commitment fee in SEK computed at the rate of 0.63 per cent. per annum on the undrawn, uncancelled amount of the Commitment.

The Commitment fee will be payable on each day on which any Commitment is in force. For this purpose Loans shall be taken at its Original SEK Amount.

(b)	Commitment fee shall be payable quarterly in arrear from the date of this Agreement. Accrued commitment fee shall also be payable to the Bank on the cancelled amount of its Commitment at the time the cancellation comes into effect.

19.3	VAT

Any fee referred to in this Clause 19 is exclusive of any value added tax or any other direct tax which might be chargeable in connection with that fee. If any value added tax or other direct tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

20.	EXPENSES

20.1	Initial and special costs

The Borrower shall forthwith on demand pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document.

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

20.2	Enforcement costs

The Borrower shall forthwith on demand pay to the Bank the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

21.	STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify the Bank against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

22.	INDEMNITIES

22.1	Currency indemnity

(a)	If the Bank receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall forthwith on demand pay to the Bank forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities

(a)	The Borrower shall forthwith on demand indemnify the Bank against any loss or liability which that Bank incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)	the operation of Clause 18.14 (Acceleration);

(iii)	any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default interest)) relative to the amount so received; or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by the Bank) a Loan not being made after the Borrower has delivered a Request.

(b)	The Borrower’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(c)	The obligations of any Obligor incorporated in Sweden shall be limited, if (and only if) required by the mandatory provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) regulating (i) unlawful distribution of assets (Chapter 17, Sections 1 to 4) (or its equivalent from time to time) and (ii) unlawful financial assistance and other prohibited loans and guarantees (Chapter 21, Section 5) (or its equivalent from time to time) and it is understood that the liability of each Swedish Obligor under this Agreement only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by the Bank in connection with this Agreement are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations

Any certification or determination by the Bank of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Interest and the fee payable under Clause 19.2 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where market practice otherwise dictates, 365 days.

24.	AMENDMENTS AND WAIVERS

24.1	Procedure

Any term of the Finance Documents may be amended or waived with the agreement of the Obligors and the Bank. Any amendment, variation or supplement to the Finance Documents shall be made in writing and signed by the Parties.

24.2	Waivers and Remedies Cumulative

The rights of the Bank under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.	CHANGES TO THE PARTIES

25.1	Transfers by Obligors

No Obligor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

25.2	Transfers by the Bank

(a)	The Bank may, subject to paragraph (b) below, at any time assign or transfer any of its Commitments and/or its rights and/or obligations under this Agreement to another bank or financial institution or EKN (the New Bank). If the Bank should assign any of its rights and obligations according to this Clause 25, an amended and restated agreement on the same terms but reflecting the requirement for agency provisions and several lenders shall be entered into in replacement of this Agreement if the Bank so requires.

(b)

(i)	A transfer of part of the Commitment must be in a minimum amount of at least SEK 100,000,000 or the remaining Commitment, if less;

(ii)	the prior consent of the Borrower is required for any such assignment or transfer, unless the New Bank is an Affiliate of the Bank or unless an Event of Default has occurred which is continuing or paragraph (b) of Clause 7.6 (Mandatory prepayment – request by EKN) has become applicable. However, the prior consent of the Borrower must not be unreasonably withheld or delayed and will be deemed to have been given if, within ten (10) Business Days of receipt by the Borrower of an application for consent, it has not been expressly refused.

26.	DISCLOSURE OF INFORMATION

The Bank shall keep confidential any and all information made available to it by the Borrower pursuant to or in connection with the Finance Documents, other than information:

(a)	which at the relevant time is in the public domain; or

(b)	which, after such information has been made available to the Bank, becomes generally available to third parties by publication or otherwise through no breach of this Clause 26 by the Bank; or

(c)	which was lawfully in the possession of the Bank or its advisers prior to such disclosure (as evidenced by the Bank’s written records or the written records of the Bank’s advisers) and which was not acquired directly or indirectly from the Borrower; or

(d)	the disclosure of which is required by law or any competent regulatory body (to the extent of that requirement) or which is necessitated by any legal proceeding or audit requirement; or

(e)	the disclosure of which is made to an Affiliate of the Bank in circumstances where it is the Bank’s usual practice to make such disclosure or where such disclosure is required as part of the Bank’s management or reporting policies or where such disclosure is in the reasonable opinion of the Bank required to protect its position, or to assist in the recovery of amounts, hereunder; or

(f)	the disclosure of which is made to any person with whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement; or

(g)	the disclosure of which is made by the Bank to its professional advisers; or

(h)	which is disclosed to another party to this Agreement in the specific circumstances whereby it is made available to that party,

provided that, if the Bank makes such information available to any person in accordance with paragraphs (d), (e), (f) or (g) above, it takes reasonable endeavours to ensure that such party keeps that information confidential to the same extent as set out above.

27.	DISCLOSURE OF INFORMATION TO EKN

The Obligors hereby grant the Bank consent to disclose to EKN any information regarding the Obligors and the Facility which the Bank is obliged to deliver as a consequence of the Credit Guarantee.

28.	SET-OFF

The Bank may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

31.	NOTICES

31.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.2	Addresses for notices

(a)	The address and facsimile number of the Parent are:

Autoliv, Inc,

Box 70381

SE-107 24 Stockholm

Sweden

Fax No:	+46 8 24 44 93
Attention:	Treasurer

With a copy to:

Fax No:	+46 85 87 20 633
Attention:	VP for Legal Affairs, General Counsel and Secretary

or such other as the Parent may notify to the Bank by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Borrower are:

Autoliv AB

Box 70381

SE-107 24 Stockholm

Sweden

Fax No:	+46 8 24 44 93
Attention:	Treasurer

With a copy to:

Fax No:	+46 85 87 20 633
Attention:	VP for Legal Affairs, General Counsel and Secretary

or such other as the Borrower may notify to the Bank by not less than five Business Days’ notice

(c)	The address and facsimile number of the Bank are:

for operational matters:

Nordea Bank AB (publ)

H352

105 71 Stockholm

Sweden

Fax No:	+46 8 614 7630 or + 46 8 20 98 94
Attention:	Structured Loan Operations

for other matters:

Nordea Bank AB (publ)

Corporate Merchant Banking, S 53

105 71 Stockholm

Sweden

Fax No:	+46 8 614 7587
Attention:	Ulf Gilborne

or such other as the Bank may notify to the Obligors by not less than five Business Days’ notice.

32.	JURISDICTION

32.1	Submission

(a)	For the benefit of the Bank, the Obligors agree that the courts of Sweden have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the Swedish courts.

(b)	Without prejudice to paragraph (a) above and for the benefit of the Bank, the Obligors agree that any New York State court or Federal court sitting in New York City has jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of those courts.

32.2	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the Swedish and New York State and Federal courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with any Finance Document; and

(b)	agrees that a judgment or order of an Swedish or New York State or Federal court in connection with any Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

32.3	Non-exclusivity

Nothing in this Clause 32 limits the right of the Bank to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

33.	GOVERNING LAW

This Agreement is governed by Swedish law.

34.	WAIVER OF JURY TRIAL

THE OBLIGORS AND THE BANK WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

TO BE DELIVERED BEFORE THE FIRST REQUEST

1.	Each Obligor

(a)	A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorizing a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(d)	A certificate of a director of each Obligor confirming that the borrowing or guaranteeing of the Commitment, as appropriate, would not cause any borrowing or guaranteeing limit binding on it to be exceeded.

2.	Other documents

(a)	A certificate of an authorized signatory of each Obligor certifying that each copy document specified in this Part 1 of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	Confirmation from the Parent that it is not, to the best of its knowledge and belief after full and due enquiry, in breach of any other agreement to which it is a party.

(c)	The Credit Guarantee duly executed and delivered by EKN.

(d)	Evidence that all fees and expenses then due and payable from an Obligor under this Agreement have been or will be paid by the first Drawdown Date.

(e)	A copy of any other authorization or other document, opinion or assurance which the Bank considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

3.	Legal opinion

(a)	A legal opinion from the VP for Legal Affairs, General Counsel and Secretary of the Parent.

SCHEDULE 2

FORM OF REQUEST

To:	Nordea Bank AB (publ)

From:	Autoliv AB (publ)

Date:	[ ]

SEK 2,000,000,000 Revolving Credit Facility Agreement dated 21 June, 2010

1.	We wish to utilise the Facility as follows:

(a)	Drawdown Date: [ ]

(b)	Amount: SEK [ ]

(c)	Interest Period: [ ]

(d)	Payment instructions: [ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

Autoliv AB (publ)

Authorized Signatory

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	Nordea Bank AB (publ)

From:	Autoliv, Inc.

Date: [            ]

SEK 2,000,000,000 Revolving Credit Facility Agreement dated 21 June, 2010 (the Agreement)

1.	This is the Compliance Certificate referred to in Clause 17.5 (Compliance certificates) of the Agreement.

2.	We confirm that as at [relevant Balance Sheet Date] Subsidiary Borrowings were [ ] (Covenant level requirement not more than U.S.$400,000,000).

3.	We confirm that no Default is outstanding as at the date of this Compliance Certificate.[1]

By:

AUTOLIV INC.

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SIGNATORIES

Parent

AUTOLIV, INC.

By:

Borrower

AUTOLIV AB (publ)

By:

Bank

NORDEA BANK AB (PUBL)

By: